Exhibit 10.1

Agreement to Terminate Land and Building Lease

WHEREAS, Prime World International Holdings Ltd., Taiwan Branch (the original lessee, hereinafter referred to as “Party B”), and San Ho Electric Machinery Industry Co., Ltd. (the original lessor, hereinafter referred to as “Party A”), entered into a Land and Building Lease Agreement dated June 7, 2025 (the “Original Lease”), pursuant to which Party B leased from Party A one parcel of land located at Land No. 0066-0001, Guanyu Section, Guanyin District, Taoyuan City, and one building located at Building No. 819, Baiyu 3rd Road, Guanyin District, Taoyuan City (collectively, the “Leased Property”);

NOW, THEREFORE, the parties, having mutually agreed after due negotiation to terminate the Original Lease, hereby agree as follows:

Section	1. The rent-free renovation period under the Original Lease was from June 1, 2025 through August 31, 2025, and the lease term was from September 1, 2025 through August 31, 2040. The parties hereby agree that the Original Lease shall be terminated effective as of August 31, 2025.

Section	2. Party B shall be responsible for all utility charges and park management fees incurred during the period from June 7, 2025 through August 31, 2025, which shall be paid by Party B upon settlement.

Section	3. Party B shall pay to Party A the total sum of NT$9,400,000 (the “Payment”, exclusive of applicable taxes). The Payment shall constitute the full and final settlement of any and all rent, fees, damages, claims, liabilities, or other amounts that Party A may have, or may assert, against Party B arising out of or in connection with the early termination of the Original Lease.

Section	4. The Payment set forth in Section 3 shall be satisfied in part by applying the security deposit previously paid by Party B in the amount of NT$4,700,000. In the event that the security deposit is insufficient to fully satisfy the Payment, Party B shall pay the shortfall to Party A.

Section	5. Upon execution of this agreement, neither party shall have any further claims against the other for damages, rent, or any other costs or liabilities arising out of or in connection with the early termination of the Original Lease.

Section	6. Party A agrees that Party B may temporarily store its idle equipment at the Leased Property until September 30, 2025. Party A shall have no obligation with respect to the safekeeping of such equipment during the storage period. Notwithstanding the foregoing, if Party A leases the Leased Property to a third party prior to such date, Party B shall remove its equipment.

Section	7. This agreement is executed in two (2) counterparts, each of which shall be deemed an original, and each party shall retain one (1) counterpart.

Signature of the Parties

Party A: San Ho Electric Machinery Industry Co., Ltd.

Unified Business Number: 86102929

Representative: CHANG, CHENG-CHUNG

Address: No. 502-1, Chenggong Rd., Guanyin Dist., Taoyuan City

Party B (Lessee): Prime World International Holdings Ltd., Taiwan Branch

Unified Business Number: 28410552

Representative: LIN, CHIH-HSIANG

Address: No.18, Gong4th Rd., Linkou District, New Taipei City

Date: August 20, 2025